Exhibit 99.1

Wynn Resorts Announces Refinancing of Wynn

LAS VEGAS--(BUSINESS WIRE)—August 15, 2006—Wynn Las Vegas, LLC, a subsidiary of Wynn Resorts, Limited (Nasdaq: WYNN) announced today that it has entered into an amended and restated credit agreement with Deutsche Bank, Banc of America, Bear, Stearns, J.P. Morgan, Societe Generale and various other lenders to refinance Wynn Las Vegas’ existing credit facilities.

The refinancing, among other things, (i) increases the credit facilities from $1 billion to $1.125 billion by increasing the revolver from $600 million to $900 million and reducing the term loan from $400 million to $225 million; (ii) reduces the LIBOR spread on the revolver and term loan by 0.625% and 0.250%, respectively; and (iii) extends the maturity dates for the revolver and the term loan to 2011 and 2013, respectively.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip which opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. Wynn Resorts, Limited is currently constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China.  Wynn Macau is scheduled to open in September 2006 (www.wynnmacau.com).

SOURCE:
Wynn Resorts, Limited
CONTACT: Samanta Stewart, 702-770-7555